Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated September 14, 2012 (the “Effective Date”), and is entered into by and between EMDEON BUSINESS SERVICES LLC, a Delaware limited liability company (the “Company”, which shall include its subsidiaries and affiliates), and T. Ulrich Brechbühl (“Executive”).

WHEREAS, the Executive is party to that certain employment agreement dated October 1, 2010 (the “Prior Agreement”); and

WHEREAS, the Company wants to provide Executive with a new Agreement, which Agreement shall supersede in its entirety the Prior Agreement according to the terms set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein (including, without limitation, the Company’s continued employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1. Employment of Executive. The Company hereby employs Executive as Executive Vice President, Revenue Cycle Solutions and Executive hereby accepts such employment with the Company on the terms set forth herein. Executive will report to the Chief Executive Officer and perform such duties and services for the Company as may be designated from time to time by the Chief Executive Officer or his designee. Executive shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement. Executive’s principal place of employment shall be located in the greater metropolitan area of Atlanta, Georgia; provided, however, Executive acknowledges that he will be required to travel in connection with the performance of his duties. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior consent of the Chief Executive Officer, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) above shall be limited so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

2. Compensation and Benefits.

2.1 Salary. Executive shall be paid for his services during the Employment Period (as defined below) a base salary at the annual rate of at least $350,000. Any and all increases to Executive’s base salary (as it may be increased, the “Base Salary”) shall be determined by the Board of Directors of Emdeon Inc. (the “Board”) (or such committee as may be designated by the Board) in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than bi-monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

2.2 Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus, the target of which is 75% of Base Salary, which amount shall be determined in the sole discretion of the Board (or such committee as may be designated by the Board) (the “Annual Bonus”). Such Annual Bonus, if any, shall be payable at such time as executive officer bonuses are paid (which is generally no later than the end of the first calendar quarter following the year for which the Annual Bonus is earned, absent exceptional circumstances beyond the Company’s control), so long as Executive remains in the employ of the Company on the payment date.

2.3 Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Executive shall be entitled to twenty (20) business days of vacation per calendar year consistent with the Company’s policies, in addition to Company paid holidays and sick days as set forth in the Company’s policies. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company.

2.4 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Company in the performance of his duties hereunder.

3. Employment Period. Executive’s employment under this Agreement shall terminate as set forth in Section 4 hereof (the “Employment Period”). Notwithstanding such Employment Period, Executive acknowledges that Executive’s employment is for an unspecified duration that constitutes at-will employment, and that either the Company or Executive can terminate such employment at any time, for any reason, with or without notice, subject to the consequences set forth herein.

4. Severance Benefits.

4.1 Termination by the Company for Cause. (a) If the Company terminates Executive’s employment for Cause, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid Base Salary, vested accrued benefits under the Company’s ERISA-governed plans and accrued but unreimbursed expenses, subject to the provisions of Section 6.11 (collectively, the “Accrued Obligations”), to the effective date of such termination.

(b) For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) Executive’s failure to perform his duties, failure to comply with the employment policies of the Company or any affiliate or a material breach of this Agreement, any of which are not cured to the reasonable satisfaction of the Board within fifteen (15) days of written notice to the Executive of such failure to so comply;

(ii) Executive’s commission of any material act of dishonesty, breach of trust or misconduct in connection with performance of employment-related duties; and

(iii) Executive’s conviction of, or pleading guilty or nolo contendere to, any felony or to any crime involving dishonesty, theft or unethical business conduct.

4.2 Permanent Disability; Death. If during the Employment Period, (i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 180 days in any consecutive 12 month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration (a “Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event the Company terminates Executive’s employment as a result of his Permanent Disability or death, Executive or Executive’s estate shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 4.4 (subject to the provisos and conditions set forth therein); provided, however, that the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event that Executive’s employment with the Company is terminated by the Company pursuant to this Section 4.2.

4.3 Resignation by the Executive. Executive may voluntarily resign from his employment with the Company, provided that Executive shall provide the Company with thirty (30) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to resign. If Executive so terminates his employment with the Company, other than in accordance with Section 4.5, the Company shall have no obligation other than the payment of the Accrued Obligations to the effective date of such termination.

4.4 Termination by the Company Without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause, the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

(a) payment of the Accrued Obligations;

(b) the continuation of his Base Salary (at the rate in effect at the time of such termination), as severance, for a period of one year (the “Severance Period”), each payment being a separate payment due on the same fixed schedule that the Company follows for its regular payroll, subject to the provisions of Sections 4.6 and 6.11; and

(c) the Company shall pay to Executive, either periodically or in a lump sum at the Company’s discretion, an amount, after applicable taxes, equivalent to that portion of the health insurance premium that it would have paid for active employees with similar coverage during the Severance Period subject to the provisions of Sections 4.6 and 6.11;

provided, however, that the continuation of such salary and benefits shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 4.1 of this Agreement (including any breach of the restrictive covenants referenced and incorporated in Section 5 below or any similar restrictive covenants to which Executive is bound).

4.5. Termination following a Change in Control. In the event that a transaction is consummated that results in a Pre-IPO Change in Control or Post-IPO Change in Control, as such terms are defined herein, and Executive’s employment is terminated by Executive for Good Reason under this Section 4.5, Executive shall be entitled to receive the same benefits as if his employment had been terminated by the Company without Cause under Section 4.4 (subject to the provisions and conditions set forth herein).

For purpose of this Section 4.5, the term “Good Reason” means any of the following:

(a) a material reduction in Executive’s Base Salary or the target Annual Bonus amount as set forth in Section 2.2;

(b) a material diminution of Executive’s title, duties, responsibilities or reporting relationships; or

(c) the relocation by more than 50 miles of Executive’s principal place of employment;

provided, that within 24 months following the earlier to occur of the Pre-IPO Change in Control or Post-IPO Change in control, as applicable, Executive shall have provided thirty (30) days written notice to the Company, which notice shall detail the specific basis for such termination, and the Company shall not have cured the basis for such termination within such thirty (30) day period.

For purposes of this Section 4.5, the following capitalized terms shall have the following meanings:

“Blackstone” means The Blackstone Group L.P. and any of its affiliates or Permitted Transferees (as defined in the Stockholders’ Agreement, which is defined herein below).

“H&F” means Hellman & Friedman LLC and any of its affiliates or Permitted Transferees (as defined in the Stockholders’ Agreement, which is defined herein below).

“Parent” means Beagle Parent Corp., a Delaware corporation of which the Company is an indirect wholly-owned subsidiary.

“Intermediate Holdings” means Beagle Intermediate Holdings, Inc., a Delaware corporation that is a wholly-owned subsidiary of Parent and of which the Company is an indirect wholly-owned subsidiary.

“Emdeon” means Emdeon Inc., a Delaware corporation that is a wholly-owned subsidiary of Intermediate Holdings and of which the Company is an indirect, wholly-owned subsidiary.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of November 2, 2011, by and among Blackstone, H&F, Parent, Intermediate Holdings, Emdeon (as successor-in-interest to Beagle Acquisition Corp.) and the other equity holders of Parent named therein.

“Pre-IPO Change in Control” means the first to occur of the following:

(i) any change in the ownership of the capital stock of Parent, Intermediate Holdings, Emdeon or the Company that results in, immediately after giving effect thereto, any Person other than Blackstone or H&F owning beneficially (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”)) directly or indirectly greater than fifty percent (50%) of the outstanding equity securities of the such entity;

(ii) Parent ceases to own, directly or indirectly, 100% of all outstanding equity interests of Intermediate Holdings, or Intermediate Holdings ceases to own, directly or indirectly, 100% of all outstanding equity interests of Emdeon, or Emdeon ceases to own, directly or indirectly, 100% of all outstanding equity interest of the Company; or

(iii) a sale of all or substantially all of the assets of Parent, Intermediate Holdings, Emdeon or the Company;

provided, however, that the events set forth in (i)(ii) or (iii) occur prior to the completion of the first underwritten public offering of shares of capital stock of Parent, Intermediate Holdings or Emdeon, or any a successor-in-interest thereto (the “Public Company” as applicable) pursuant to an effective registration statement (under the Securities Act of 1933, and the rules and regulations promulgated thereunder, as they may be amended from time to time (“Initial IPO”).

“Post-IPO Change in Control” means the first to occur of any of the following events provided such events occur after the effectiveness of the Initial IPO:

(a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than Blackstone, H&F, the Public Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Public Company or any of its subsidiaries (including any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), acquires Beneficial Ownership (which, including correlative terms, shall have the meaning given such terms in Rule 13d-3 promulgated under the Exchange Act) of the Public Company’s securities having 35% or more of the combined voting power of the then issued and outstanding securities of the Public Company that may be cast for the election of directors of the Public Company (other than as a result of an issuance of securities initiated by the Public Company in the ordinary course of business), provided that Blackstone and H&F own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the then issued and outstanding securities of the Public Company;

(b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or any combination of the foregoing transactions, less than a majority of the combined voting power of the then issued and outstanding securities of the Public Company or any successor company or entity entitled to vote generally in the election of the directors of the Public Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Public Company’s securities entitled to vote generally in the election of directors of the Public Company immediately prior to such transaction;

(c) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the board of directors of the Public Company (the “Public Board”) cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Public Company’s shareholders, of each director of the Public Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the directors of the Public Company then still in office who were (i) directors of the Public Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person or entity other than the Public Board, or (b) designated by a person or entity who has entered into an agreement with the Public Company to effect a transaction described in (a) or (b) above or (d) or (e) below;

(d) the Public Company’s stockholders approve a complete liquidation or dissolution of the Public Company; or

(e) the Public Company’s stockholders approve the sale or other disposition of all or substantially all of the assets of the Public Company to any person or entity (other than a transfer to a subsidiary of the Public Company).

Notwithstanding the foregoing, a Post-IPO Change in Control shall not be deemed to occur solely because any person or entity (the “Subject Person”) acquired Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Public Company as a result of the acquisition of voting securities of the Public Company by the Public Company which, by reducing the number of voting securities of the Public Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if (1) the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Public Company in a related transaction or (2) after such share acquisition by the Public Company the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Public Company which in either case increases the percentage of the then outstanding voting securities of the Public Company Beneficially Owned by the Subject Person, then a Post-IPO Change in Control shall be deemed to occur.

4.6 Release. Executive acknowledges that he must execute and not revoke a release of claims in a form provided by the Company within the time period provided in the release in order to receive the payments and benefits under this Section 4 resulting from Executive’s separation from service. Provided that Executive complies with the foregoing sentence, the payments will begin to be processed at the Company’s discretion after the appropriate revocation period has elapsed and in no event later than the 60th day following Executive’s separation from service.

5. Restrictive Covenants.

5.1 Trade Secret and Proprietary Information. Executive acknowledges and agrees to those certain covenants set forth in the Trade Secret and Proprietary Information Agreement (the “TSPI Agreement”) set forth as Exhibit A hereto. The covenants in the TSPI Agreement do not supersede or replace any other confidentiality, non-competition or non-solicitation agreement entered into between the Executive and the Company to the extent that such confidentiality, non-competition and/or non-solicitation agreement is more protective of the business of the Company.

6. Miscellaneous.

6.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement. Executive will abide by any agreements that protect proprietary information or any other information of another company while Executive is performing his duties hereunder and after his employment has terminated.

(b) Executive, during his employment, shall use his best efforts to disclose to the Board and the Chief Executive Officer of the Company in writing or by other effective method any bona fide information known by him and not known to the Board and/or the Chief Executive Officer of the Company that he reasonably believes would have any material negative impact on the Company.

6.2 Entire Agreement. This Agreement, including the TSPI Agreement set forth in Exhibit A, contains the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

6.3 Notices. Any notice necessary under this Agreement shall be addressed to the General Counsel of the Company at its principal executive office and to the Executive at the address appearing in the personnel records of Company for Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any notice shall be deemed effective upon receipt thereof by the addressee or two (2) days after such notice has been mailed, return receipt requested, or sent by a nationally recognized overnight courier service, whichever comes first.

6.4 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.

6.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without the consent of Executive. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 4.2 shall pass upon Executive’s death to Executive’s executor or administrator.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.7 Governing Law; Forum; This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Tennessee applicable to contracts executed and to be wholly performed within such State. Any proceeding arising out of or relating to this Agreement shall be brought in the state courts or federal courts in the state of Tennessee and the parties each hereby expressly submit to the personal jurisdiction and venue of such courts.

6.8 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

6.9 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.10 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

6.11 Section 409A.

(a) It is intended that (1) each installment of the payments provided under the Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in the Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other times that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to Executive pursuant to the Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under the Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 6.11 shall be made in lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(b) Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

(c) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d) For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, Disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(e) This Agreement shall be interpreted in accordance with, and the Company and the Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMDEON BUSINESS SERVICES LLC

By:	/s/ George I. Lazenby
Name: George I. Lazenby
Title: Chief Executive Officer

EXECUTIVE:

/s/ T. Ulrich Brechbühl
T. Ulrich Brechbühl

EXHIBIT A

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by Emdeon Business Services LLC, and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1. Confidentiality.

(a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment arrangement with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement (“TSPI Agreement”), I will be granted access to valuable information relating to the Company’s business that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs, data analytics, data sets, processes for detecting payment integrity; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company; provided, however, that, notwithstanding the preceding sentence, all information set forth in subsections (k) and (l) above shall always be treated as Trade Secret and Proprietary Information, and shall not be deemed in the public domain or nonconfidential under any circumstances.

(b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose any such Trade Secret and Proprietary Information to any third person or entity outside the Company, or otherwise use such Trade Secret and Proprietary Information, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this TSPI Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

(c) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(d) Intellectual Property and Inventions. I acknowledge that all developments and any other intellectual property, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings (collectively referred to as “Developments”) that I, alone or jointly with others, may discover, conceive, create, make, develop, reduce to practice, or acquire at any time during or in connection with my employment with the Company are the sole and exclusive property of the Company. I hereby assign to the Company all rights, titles, and interests in and to all such Developments, and all intellectual property related thereto. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of my employment with the Company.

(e) Competitive Business. I acknowledge that a business engaged in the same or similar business as the Company shall be a Competitive Business. Thus, “Competitive Business” shall mean: (i) any enterprise engaged in providing revenue and payment cycle management and/or clinical information exchange solutions for healthcare providers (including, without limitation, physicians, hospitals, dentists, and pharmacies), patients and payers (including, without limitation, insurance companies, government entities, HMOs, pharmacy benefits management companies and/or self-insured employer groups) and (ii) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, during the course of my employment, so long as I am directly involved in or otherwise have been granted access to Trade Secret and Proprietary Information related to such business or planned business on behalf of the Company or one of its affiliates.

For purposes of clarity, such healthcare revenue and payment cycle management and clinical information exchange solutions shall include, without limitation, (i) clearinghouse, transaction processing and other solutions for the purpose of facilitating financial, administrative or clinical information exchange, (ii) payment and program integrity and fraud, waste and abuse management solutions, (iii) government and charity care program eligibility and enrollment services, (iv) payment processing and distribution solutions and (v) information technology and healthcare consulting services.

2. Non-Disparagement. The Company has built its reputation and goodwill with customers, vendors and others over many years and at great expense. The Company’s reputation and goodwill are vital Company assets. During and after my employment, I agree not to disparage the Company (or its affiliates) and their respective officers, directors, employees, stockholders, agents, products or business methods/processes in any manner likely to be harmful to them or their business, business reputation or personal reputation.

3. Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

(a) during my employment with the Company and for a period of eighteen months after the termination of such employment for any reason (the “Restricted Period”), I will not, without the express written permission of Emdeon Business Services LLC, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company;

(b) during the Restricted Period, I will not, without the express written permission of Emdeon Business Services LLC, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company whom I serviced, or with whom I otherwise developed a relationship, or of whom I otherwise became aware, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4. Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information and/or the good will of the Company, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), anywhere in the United States and Canada, including but not limited to the states and locations in which I have been engaged in the business of the Company, directly or indirectly, without the prior written approval of Emdeon Business Services LLC, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The Restricted Period shall be extended by the length of any period during which I am in breach of the terms of this paragraph.

5. Company Property. I acknowledge that: (a) all Trade Secret and Proprietary Information; (b) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company; and (c) all documents I create or receive in connection with my employment with the Company, belongs to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

6. Investors, Other Third-Parties, and Goodwill. I acknowledge that all third-parties I service or propose to service while employed by the Company are doing business with the Company and not me personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). I also acknowledge that, by virtue of my employment with the Company, I has gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that I would inevitably have to draw on such information were I to solicit or service any of the third parties on my own behalf or on behalf of a Competitive Business.

7. Injunctive Remedies.

(a) I acknowledge and agree that the restrictions contained in this TSPI Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this TSPI Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

(b) I acknowledge and agree that if I breach or threaten to breach this TSPI Agreement, I shall be required to reimburse the Company for all reasonable costs incurred in preventing and remedying such breach or threatened breach, including but not limited to attorneys’ fees.

8. Severability Provision. In addition to the terms of Section 7.8 of the Agreement, I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this TSPI Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this TSPI Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this TSPI Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, 3, or 4 of this TSPI Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this TSPI Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this TSPI Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

9. Non-Waiver. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this TSPI Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.